Exhibit 10.36

UNITED TECHNOLOGIES CORPORATION

LTIP PERFORMANCE SHARE UNIT DEFERRAL PLAN

ARTICLE I—PREAMBLE

The United Technologies Corporation LTIP Performance Share Unit Deferral Plan (the “Plan”) was adopted pursuant to Section 13(f) of the United Technologies Corporation 2005 Long Term Incentive Plan (the “LTIP”) approved by the shareholders in April 2005. The purpose of this Plan is to provide eligible Participants with the opportunity to defer receipt of shares of Common Stock in respect of Performance Share Units (“PSUs”) awarded under the LTIP. In addition to the terms and conditions set forth below, the Plan is subject to the provisions of the LTIP, which are incorporated herein by this reference.

This Plan incorporates the requirements of Section 409A of the Internal Revenue Code. From January 1, 2007 through December 31, 2008, the Plan has been operated in good faith compliance with Section 409A in accordance with guidance provided by the Internal Revenue Service.

ARTICLE II—DEFINITIONS

Except as defined in this Article II, terms used in this Plan have the definitions of the terms as set forth in Section 2 of the LTIP:

a) Beneficiary means the person, persons or entity designated on an electronic or written form by the Participant to receive the value of his or her Plan Account in the event of the Participant’s death. If the Participant fails to designate a Beneficiary, or the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account will be paid to the estate of the Participant.

b) Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. References to any section of the Internal Revenue Code shall include any final regulations or other published guidance interpreting that section.

c) Committee means the Committee on Compensation and Executive Development of the Corporation’s Board of Directors, except to the extent that said Committee has delegated authority to administer this Plan to the Corporation’s Deferred Compensation Committee.

d) Corporation means United Technologies Corporation.

e) Deferral Period means the period designated (or deemed to be designated) by the Participant in accordance with this Plan that ends on the Participant’s Retirement Date or on a Specific Deferral Date.

f) Deferred Share Units means PSUs which have been deferred pursuant to the terms of this Plan, and dividend equivalents that are credited and invested pursuant to Section 7.1.

g) Default Deferral Period means the minimum Deferral Period of five (5) years following the date on which the Performance Cycle Account is established.

h) Default Distribution means payment in a lump sum distribution.

i) Disability means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C) of the Code.

j) Distribution Date means the date on which distributions commence following the Valuation Date.

k) Election Form means the enrollment form provided to Participants electronically or in paper form for the purpose of deferring PSUs under the Plan. Each Participant’s Election Form must specify the percentage of the Award to be deferred with respect to the applicable Performance Cycle, the form of distribution elected, and the distribution start date (see also Default Deferral Period and Default Distribution). There will be a separate Election Form for each Performance Cycle.

l) Participant means an executive of a UTC Company who is paid from a U.S. payroll, files a U.S. income tax return, has been awarded PSUs and elects to defer a portion of such PSUs pursuant to the terms of this Plan.

m) Performance Cycle means the three-year performance measurement period during which the pre-established performance targets are measured for each PSU Award.

n) Performance Cycle Account means the account established for each Participant for each Performance Cycle for which PSUs have been deferred under the Plan. The Performance Cycle Account shall be established on the date when the PSUs vest.

o) Plan means the United Technologies Corporation LTIP Performance Share Unit Deferral Plan, as amended from time to time hereafter.

p) Plan Account means the aggregate value of all Performance Cycle Accounts.

q) Retirement means Separation From Service on or after age 50 and attainment of age 65; Separation From Service on or after age 50 and attainment of at least age 55 and a minimum of 10 or more years of “continuous service” (as defined in the UTC Employee Retirement Plan as in effect on January 1, 2008); or a “Rule of 65” Termination.

r) Retirement Date means the date of a Participant’s Retirement.

s) “Rule of 65” Termination means Separation From Service on or after age 50 and before age 55, with a combination of age and years of “continuous service” (as defined in the UTC Employee Retirement Plan as in effect on January 1, 2008) equal to at least 65.

t) Separation from Service means a Participant’s Termination of Employment with all UTC Companies, other than by reason of death or Disability that qualifies as a “separation from service” for purposes of Section 409A of the Code. A Separation from Service will be deemed to occur where the Participant and the UTC Company that employs the Participant reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) for UTC Companies will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to UTC Companies for less than 36 months.) A Participant shall not be considered to have had a Separation from Service as a result of a transfer from one UTC Company to another UTC Company.

u) Specific Deferral Date means a specified date, not less than five (5) years following the date on which the Performance Cycle Account is established.

v) Specified Employee means each of the 50 highest-paid executives of the Corporation and its Subsidiaries, effective annually as of March 31st, based on annual salary and incentive compensation paid in the prior year. The term includes both U.S. and non-U.S. employees.

w) Share means a share of UTC Common Stock.

x) UTC Common Stock means the common stock of United Technologies Corporation.

y) UTC Company means United Technologies Corporation or any entity controlled by or under common control with United Technologies Corporation within the meaning of Section 414(b) or (c) of the Code (but substituting “at least 20 percent” for “at least 80 percent” as the control threshold used in applying Sections 414(b) and (c)).

z) Valuation Date means the date on which Deferred Share Units included in a Participant’s Performance Cycle Account are valued prior to distribution. If the distribution is made because of the Participant’s Separation from Service prior to attaining age 50, the Valuation Date for the lump sum distribution will be the date of Separation from Service. If the distribution is made because of the Participant’s Retirement, or attainment of Separation from Service after attaining age 50, and the distribution is a lump sum, the Valuation Date will be the date of Separation from Service. If the distribution is made because of the Participant’s Retirement, or attainment of Separation from Service after attaining age 50, and the distribution is installments, the Valuation Date will be the July 31 st following the Separation from Service Date and each subsequent July 31st thereafter for the remaining installments. If the distribution is made because the Deferral

Period has ended on a Specific Deferral Date, the Valuation Date for the lump sum or initial installment distribution will be the July 31st following the Specific Deferral Date and each subsequent July 31st thereafter. If the distribution is made as a result of the death of the Participant, the Valuation Date will be the date of death. In the event that the New York Stock Exchange is closed on any of the foregoing days, the Valuation Date will be the next business day.

ARTICLE III—ELIGIBILITY AND PARTICIPATION

Section 3.1—Eligibility

Each employee of a UTC Company who is classified as an eligible Participant at the time of the deferral election will be eligible to participate in the Plan in respect of that Performance Cycle in accordance with the terms of the Plan.

Section 3.2—Participation

Each eligible Participant may elect to participate in the Plan with respect to any Performance Cycle for which he/she receives an award of PSUs, and for which the opportunity to defer PSUs is offered, by timely filing an Election Form, properly completed in accordance with Section 4.1. Participation in the Plan is entirely voluntary.

ARTICLE IV—PARTICIPANT ELECTIONS AND DESIGNATIONS

Section 4.1—Election

An eligible Participant who has been awarded PSUs may, on or before the election deadline established by the Committee, make an electronic or written election on the Election Form provided by the Committee to defer the Participant’s vested PSUs.

Section 4.2—Election Amount

An eligible Participant must designate in the Election Form the percentage of vested PSUs (rounded down to the nearest whole share) that will be deferred under the Plan for the Performance Cycle. The minimum percentage of vested PSUs that a Participant may defer under the Plan for any Performance Cycle is 10% and the maximum is 100%.

Section 4.3—Election Date

An electronic or written Election Form must be completed and submitted to the Committee no later than the election deadline for that Performance Cycle. If the PSUs qualify as “performance-based compensation” for purposes of Section 409A of the Code when they are awarded, the election deadline shall be no later than December 31st of the second year of the Performance Cycle, provided that the compensation provided under the PSUs has not become reasonably ascertainable by the election deadline, and provided further that the Participant has performed services continuously from the beginning of the Performance Cycle (or, if later, the date when the performance criteria were established if the award is made after the beginning of the Performance Cycle) until the election deadline. The Committee may specify an election deadline for any Performance Cycle that is earlier than the latest permissible deadline described in this paragraph, or may specify before the election deadline that particular PSUs are not eligible for deferral. Except as provided below in Section 4.6 (Change in Election) and Section 7.2 (Unforeseeable Emergency), the choices reflected in the Participant’s Election Form shall become irrevocable on the election deadline (subject, however, to the provisions of the Plan that provide for non-elective payments in the event of death, change in control, small account balances, and other special circumstances). If an eligible executive fails to submit a properly completed Election Form by the election deadline, the executive will be ineligible to participate in the Plan for the applicable Performance Cycle.

Section 4.4—Deferral Period

Each Participant shall specify in the Election Form the Deferral Period for amounts to be deferred. Failure to specify a deferral period shall result in a deferral for the Default Deferral Period. A Participant may elect a Deferral Period that ends either (1) on a Specific Deferral Date that is at least five (5) years following the date on which the Performance Cycle Account is established (but not later than the Participant’s 72nd birthday), or (2) on the Participant’s Retirement Date. If the Participant’s 72nd birthday falls less than five (5) years after the date on which the Performance Cycle Account is established, the Participant’s Deferral Period will end on the Participant’s Retirement Date.

Section 4.5—Distribution Election

At the time the Participant first elects to defer his or her vested PSUs under Section 4.1, the Participant must further make an election to have the Performance Cycle Account distributed in a lump sum or in two to fifteen annual installments. If no distribution election is made, the Participant’s Performance Cycle Account will be distributed in a lump sum. If a Participant elects to receive the Performance Cycle Account in installments, the amount of each installment shall be determined by dividing the total Performance Cycle Account Balance on each Valuation Date by the number of installments remaining, rounded down to the nearest whole share.

Section 4.6—Change in Election

A Participant who has made an election to defer PSUs under the Plan may make a one time irrevocable election to extend the Deferral Period and/or change the form of distribution for a Performance Cycle Account. With respect to each Performance Cycle Account, the extended Deferral Period shall not be less than five (5) years following the date on which distribution would otherwise have occurred. A deferral extension election and/or change to the form of distribution must meet all of the following requirements:

i.	The new election must be made at least twelve months prior to the date on which payments will commence under the current election (and the new election shall be ineffective if the payment commencement date under the current election occurs within twelve months after the date of the new election);

ii.	The new election will not take effect until at least twelve months after the date when the new election is submitted in a manner acceptable to the Committee;

iii.	The new payment commencement date must be at least five years later than the date on which payments would commence under the current election; and

iv.	In no case, may a Participant extend the Deferral Period beyond the Participant’s 72nd birthday. If the Participant’s 72nd birthday falls less than five (5) years after the date on which payments would commence under the current election, the Participant is not eligible to extend his or her Deferral Period or to change the form of distribution.

Section 4.7—Designation of Beneficiary

Each Participant shall designate a Beneficiary for his or her Plan Account on an electronic or written form provided by the Committee. A Participant may change such designation on an electronic or written form acceptable to the Committee and received by the Committee at any time before the Participant’s death. In the event that no Beneficiary designation is filed with the Committee, or if the Beneficiary (and any contingent Beneficiary) does not survive the Participant, all amounts deferred hereunder will be paid to the estate of the Participant. If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any: (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 4.7. In the event of the death of a Participant, distributions shall be made in accordance with Section 5.5.

ARTICLE V—VALUATION & DISTRIBUTION OF ACCOUNTS

Section 5.1—Valuation of Performance Cycle Accounts

Deferred Share Units included in a Participant’s Performance Cycle Account are valued prior to distribution on the applicable Valuation Date as defined in this Plan. Except in the case of distributions made after Deferred Share Units have been converted to cash as a result of a Committee action upon a Change of Control, one share of UTC Common Stock will be distributed for each Deferred Share Unit. If the distribution includes a fractional Unit, the number of Units will be rounded down to the next whole Unit for purposes of calculating the number of shares of Stock to be exchanged in the distribution, and the value of the fractional Unit will be paid in cash. See Section 7.3 of this Plan regarding satisfaction of Participant’s withholding tax obligation. The Deferred Share Unit shall be valued based on the closing price of UTC Common Stock as reported on the composite tape of the New York Stock Exchange on the Valuation Date, or if the Stock is not traded on that day, on the next trading day.

Section 5.2—Timing of Plan Distributions

Except as provided in Section 4.6 (concerning the five-year delay following a Change in Election), Section 5.3 (concerning Separation from Service before Attaining Age Fifty), and Section 5.4 (concerning distributions to Specified Employees), the value of a Participant’s

Performance Cycle Account will be distributed (or begin to be distributed) according to the distribution election on file to the Participant as of the first business day following the Valuation Date associated with (1) the Participant’s Retirement (if the Participant’s Deferral Period ends on the Retirement Date) or (2) the Specific Deferral Period (if the Participant’s Deferral Period ends on a Specific Deferral Date).

Section 5.3—Separation from Service before Attaining Age 50.

If a Participant’s Separation From Service occurs before the Participant attains age fifty (50), the full value of Participant’s entire Plan Account will be distributed in a lump sum on the first business day following a Participant’s Separation From Service (or, if the Participant is a Specified Employee at the time of his or her Separation from Service, on the date provided in Section 5.4, below) regardless of the distribution election on file.

Section 5.4—Separation from Service of Specified Employees

If the Participant is a Specified Employee on the date of the Participant’s Separation from Service, any distribution of the Participant’s Plan Account that is made on account of the Participant’s Retirement or other Separation from Service will not be made or commence earlier than the first day of the seventh month following the date of Retirement or Separation from Service. The Plan Account shall be valued as if the Valuation Date were the last business day of the month preceding the distribution date.

Section 5.5—Death

In the event of the death of a Participant, the full value of the Participant’s Plan Account will be distributed to the designated Beneficiary in a lump sum on the first business day of the month following the Participant’s death.

Section 5.6—Disability

In the event of the Disability of a Participant, the Participant’s Performance Cycle Accounts that are designated to be deferred to a Specific Deferral Date will be maintained and distributed in accordance with the Participant’s elections on file. The Participant’s Performance Cycle Accounts that are designated to be deferred to the Participant’s Retirement Date will be distributed as if the Participant had retired on the date of the Participant’s Disability, but without applying the six-month delay in Section 5.4, above.

Section 5.7—Distribution upon a Change in Control

In the event of a Change in Control or restructuring of the Corporation, the Participant’s entire Plan Account will be converted to cash and distributed in a lump sum on the first business day following the Change in Control event. The cash amount per Unit will equal the closing price of UTC Common Stock on the New York Stock Exchange on the date the Change in Control occurs or, if the Stock is not traded on that day, on the trading day immediately preceding the Change in Control. For purposes of the Plan, a “Change in Control” means (i) the acquisition by one person, or more than one person acting as a group, of stock possessing 30 percent or more of the total voting power of the stock of the United Technologies Corporation during the 12-month period ending on the date of the most recent acquisition; (ii) the replacement of a majority of members of United Technologies Corporation’s board of directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of United Technologies Corporation’s board of directors as constituted immediately prior to the date of such appointment or election; (iii) the acquisition by one person, or more than one person acting as a group, of more than 50% of the total fair market value or total voting power of the stock of United Technologies Corporation; (iv) a change in the ownership of a substantial portion of the Corporation’s assets such that one person, or more than one person acting as a group, acquires assets of the Corporation with a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation determined immediately prior to such acquisition; (v) a dissolution or liquidation of the Corporation.

Section 5.8—Accelerated Distribution in the Case of an Unforeseeable Emergency

(a) Unforeseeable Emergency. The Committee may, upon a Participant’s written application, agree to an accelerated distribution of some or all of the value of Participant’s Plan Accounts upon the showing of an unforeseeable emergency. An “unforeseeable emergency” is a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in IRC Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an unforeseeable emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case. Acceleration will not be granted if the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan.

(b) Amount of Distribution Permitted upon an Unforeseeable Emergency. Distributions on account of an unforeseeable emergency, as defined in Section 5.8(a), shall be limited to the amount reasonably necessary to satisfy the emergency need. Such amount may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.

(c) The Committee will determine from which Performance Cycle Accounts hardship distributions will be made. Any Participant who is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for distributions on account of unforeseeable emergency.

Section 5.9—Administrative Adjustments in Payment

A payment under this Section 5.9 is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1). A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan. In no event will a payment to a Specified Employee be made or commence earlier than the first day of the seventh month following the date of Separation from Service. A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 5.9.

Section 5.10—Minimum Balance Payout Provision

If a Participant’s Plan Account balance under this Plan (and under all other nonqualified deferred compensation plans of the Corporation that are required to be aggregated with this Plan under Section 409A of the Code), determined at the time of the Participant’s Separation From Service, is less than the amount set as the limit on elective deferrals under Section 402(g)(1)(B) of the Code in effect for the year in which the Participant’s Separation From Service occurs, the Committee retains discretion to distribute the Participant’s entire Plan Account (and the Participant’s entire interest in any other nonqualified deferred compensation plan that is required to be aggregated with this Plan) in a lump sum on the first business day following the Participant’s Separation From Service, even if the Participant has elected to receive a different form of distribution.

ARTICLE VI—AMENDMENT AND TERMINATION OF PLAN

Section 6.1—Amendment

The Corporation may, at any time, amend the Plan in whole or in part, provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment. In the event of any change in law or regulation relating to the Plan and the tax treatment of Plan Accounts, the Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Article V.

Section 6.2—Plan Suspension and Termination

(a) The Corporation’s Pension Administration Committee, may, at any time, suspend or terminate the Plan with respect to new or existing Election Forms if, in its sole judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interest of the Corporation or for any other reason.

(b) In the event of suspension of the Plan, no additional deferrals shall be made under the Plan, but all previous deferrals shall accumulate and be distributed in accordance with the otherwise applicable provisions of the Plan and the applicable elections on file.

(c) Upon the termination of the Plan with respect to all Participants, and the termination of all arrangements sponsored by the Corporation that would be aggregated with the Plan under Section 409A, , the Corporation shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s Plan Account in a lump sum, to the extent permitted under Section 409A of the Code. All payments that may be made pursuant to this Section 6.2 shall be made no earlier than the thirteenth month and no later than the twenty-fourth month after the termination of the Plan. The Corporation may not accelerate payments pursuant to this Section 6.2 if the termination of the Plan is proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Reg. section 1.409A-3(j)(4)(ix)(C)(1). If the Corporation exercises its discretion to accelerate payments under this Section 6.2, it shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A of the Code within three years following the date of the Plan’s termination.

Section 6.3—No Consent Required

The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Plan.

ARTICLE VII—MISCELLANEOUS PROVISIONS

Section 7.1—Reinvestment of Dividend Equivalents

Deferred Share Units shall be credited with dividend equivalents at the same time and in the same amount that cash dividends would be paid with respect to an equal number of shares of UTC Common Stock. At the time the election under Section 4.1 is made, the Participant agrees to have dividend equivalents deferred and invested in additional Deferred Share Units based upon the number of whole and fractional Units which the dollar dividend amount would purchase, using the closing price of UTC Common Stock on the New York Stock Exchange on each dividend payment date. Dividend equivalents that are deferred and invested pursuant to this Section 7.1 shall be credited to the same Performance Cycle Account as the Deferred Share Units for which the dividend equivalents are paid, and shall be distributed at the time and in the form applicable to that Performance Cycle Account.

Section 7.2—Required Taxes

No later than the date Deferred Share Units are no longer subject to a substantial risk of forfeiture (as defined in the Internal Revenue Code, as time to time amended) or first become includible in gross income, Participant must pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with UTC Common Stock (including UTC Common Stock that is distributed under the terms of the Plan) or with Deferred Share Units that are deducted from the Participant’s Plan Account under the Plan; provided, however, that not more than the legally required minimum withholding may be settled with Deferred Share Units or UTC Common Stock. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangement, and the Corporation shall, to the extent permitted by law, have the right to make any appropriate arrangements to deduct any such taxes from all deferrals and distribution under the Plan that the Corporation reasonably determines to be required by law to be withheld from such deferrals and distributions.

Section 7.3—Adjustment of Deferred Share Units

In the event of any change in the outstanding shares of Common Stock, by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the number of Deferred Share Units may be adjusted appropriately by the Committee, whose determination shall be conclusive.

Section 7.4—Section 409A Compliance

To the extent that rights or payments under this Plan are subject to Section 409A of the Internal Revenue Code, the Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid. Any distribution election that would not comply with Section 409A of the Code shall not be effective for purposes of this Plan. To the extent that a provision of this Plan does not comply with Section 409A of the Code, such provision shall be void and without effect. The Corporation does not warrant that the Plan will comply with Section 409A of the Code with respect to any Participant or with respect to any payment. In no event shall any UTC Company; any director, officer, or employee of a UTC Company (other than the Participant); or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A of the Code, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

ARTICLE VIII—GENERAL PROVISIONS

Section 8.1—Unsecured General Creditor

The Corporation’s obligations under the Plan constitute an unfunded and unsecured promise to distribute shares in the future. Participants’ and Beneficiaries’ rights under the Plan are solely those of a general unsecured creditor of the Corporation. No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Plan or Participants’ Plan Accounts.

Section 8.2—Nonassignability

No Participant or Beneficiary or any other person shall have right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan. All Plan Accounts and the rights to all distributions are unassignable and non-transferable. Plan Accounts or distributions hereunder, prior to actual distribution, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations. Plan Accounts or other Plan benefit will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.

Section 8.3—No Contract of Employment

Participation in the Plan shall not be construed to constitute a direct or indirect contract of employment between any UTC Company and the Participant. Participants and Beneficiaries will have no rights against any UTC Company resulting from participation in the Plan other than as specifically provided herein. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of any UTC Company for any length of time or to interfere with the right of any UTC Company to terminate a Participant’s employment prior to the end of any Deferral Period.

Section 8.4—Governing Law

The provisions of the Plan will be construed and interpreted according to the laws of the State of Connecticut, to the extent not preempted by federal law.

Section 8.5—Validity

If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 8.6—Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail, to the United Technologies Corporation Deferred Compensation Committee, 1 Financial Plaza, Hartford, Connecticut 06101, Attn: Director, Compensation, MS-504. Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation. Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.

Section 8.7—Successors

The provisions of the Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

Section 8.8—Incompetence

If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for their affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Corporation, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary. Any such payment from a Participant’s Plan Accounts shall be a complete discharge of any liability under the Plan with respect to the amount so paid.

ARTICLE IX—ADMINISTRATION AND CLAIMS

Section 9.1—Plan Administration

The Committee shall be solely responsible for the administration and operation of the Plan. The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan.

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee at United Technologies Corporation, 1 Financial Plaza, Hartford, Connecticut 06101, Attn: Deferred Compensation Committee. The Committee shall respond in writing as soon as practicable.

Section 9.2—Claim Procedures

A Participant or Beneficiary who believes that he or she has been denied a benefit to which he or she is entitled under the Plan (referred to in this Section 9.2 as a “Claimant”) may file a written request with the Committee setting forth the claim. The Committee shall consider and resolve the claim as set forth below.

(a) Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within 90 days. The Committee may, however, extend the response period for up to an additional 90 days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date. The Committee shall respond to the claim within the specified period.

(b) If the claim is denied in whole or part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

(c) Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination. The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

(d) Within 60 days after the Committee receives a request for review, it will review the initial determination. If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

(e) All decisions on review shall be final and binding with respect to all concerned parties. The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reasons for the decision, including references to the relevant Plan provisions upon which the decision is based; (2) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and (3) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

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